Exhibit 99.1

News Release
Boeing Corporate Offices
100 N. Riverside
Chicago, IL 60606
www.boeing.com

Boeing Announces Leadership Changes in Finance Groups

CHICAGO, Feb. 10, 2009 – Boeing [NYSE: BA] today announced a series of personnel moves within its corporate and business unit Finance organizations that will leverage the capabilities and expand the experience of leaders in several key roles.

Commercial Airplanes Chief Financial Officer Rob Pasterick, 53, has been named vice president of Finance and corporate controller, reporting to Boeing Corporate President and Chief Financial Officer James Bell. Pasterick has held a variety of key Finance roles across the company in his 29 years of service. He succeeds Harry McGee, 59, who becomes vice president of strategy integration for internal services, a new position created to drive long-term efficiencies and greater productivity across the company’s internal business support services. McGee, who has 27 years with the company, will continue to report to Bell, who oversees the company’s Shared Services Group and other back-office support functions.

Ray Ferrari, 54, a 30-year Boeing veteran with broad experience across the company’s defense and commercial businesses, succeeds Pasterick as Commercial Airplanes chief financial officer. Ferrari most recently served as vice president of Finance for Network & Space Systems at Boeing Integrated Defense Systems. Craig Saddler, 49, now president of Boeing Australia and the South Pacific, will replace Ferrari. Saddler, who has 27 years with the company, served in a variety of senior Finance roles before taking his Australian assignment.

Boeing also named Jon Emery, 51, vice president and controller of the Commercial Airplanes unit. Emery most recently led the company’s program risk assessment group and internal services productivity initiatives. He has 28 years with Boeing.

“These rotations and reassignments will broaden the skills and experiences of our senior team, strengthen our core finance capabilities, and improve the support we provide to our business units,” said Bell. “Each of these leaders’ demonstrated experience with, and understanding of, our businesses will ensure our continued focus on execution, functional excellence and seamless integration across the Boeing enterprise.”

The changes are effective immediately.

###

Contact: Todd Blecher, 312-544-2002